EXHIBIT 10.3

Senior Management Annual Incentive Plan

(Effective January 1, 2019)

The Senior Management Annual Incentive Plan (the "Incentive Plan") is a short-term compensation program designed for the purpose of linking a portion of the compensation of its senior officers to the success of the Corporation in meeting certain financial targets which are established annually by the Compensation and Personnel Committee. Each year, under the terms of the Incentive Plan, the Committee establishes four distinct performance criteria: (1) net income versus budget, (2) return on equity compared to peer group performance, (3) accomplishment of individual goals, and (4) a discretionary component. Performance criteria one and two are set at the same goal for each participant in the Incentive Plan while criteria three and four are unique to each participant.

Each performance criterion is weighted differently depending on the position, but in a manner where the total weighting equals 100%. A performance level goal is then defined for each performance criterion defined as “Threshold”, “Target” and “Outstanding” An incentive award defined as a percent of salary is then defined for “Threshold”, “Target” and “Outstanding” performance results.  The payout opportunities vary by position due to the different level of incentive award percentage assigned to the position and the criteria weighting.  Payouts can range from 0% to 50% of salary, based on position and the achievement level of each performance criterion. The following illustrates the Incentive Plan structure for the Chief Executive Officer:

		Performance Level Goals / Payout Percentage
Performance Criteria	Criterion Weighting	Threshold	Target	Outstanding

Net Income v. Budget	35%	95%-99% of budget (15%)	100%-110% of budget (30%)	> 110% of budget (50%)

ROE Peer Performance	35%	95%-99% of peer (15%)	100%-110% of peer (30%)	> 110% of peer (50%)

Functional Goals	15%	15%	30%	50%

Discretionary	15%	15%	30%	50%